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                                                                    EXHIBIT 11.1

                     COMPUTATION OF SHARES USED IN COMPUTING
                           NET INCOME (LOSS) PER SHARE

                                               Year Ended December 31,
                                       ---------------------------------------
                                          1994          1995           1996
                                       ---------      ---------      ---------
Common shares, beginning of period     4,681,183      4,681,183      4,685,306
Common stock equivalents                       0              0        697,534
SAB shares (1)                            79,675         79,675         98,209
Treasury stock buyback                    (3,187)        (3,187)       (87,809)
Weighted average shares issued                 0          2,056      1,956,716
                                       ---------      ---------      ---------
                                       4,757,671      4,759,727      7,349,956
                                       =========      =========      =========





(1) In accordance with SEC Staff Accounting Bulletin No. 83 ("SAB" No. 83"), issuance of Common Stock equivalents (common stock, stock options) one year prior to the initial filing date of the registration statement at share prices below the public offering price of $9.50 per share, are considered to have been made in anticipation of the public offering and have been included as if the shares were outstanding for all periods presented until issued and outstanding using the treasury stock method.


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